Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of our certificate of incorporation and our bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2  is a part. We encourage you to read our certificate of incorporation and our bylaws for additional information.

Authorized Common Stock

Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.  All of the outstanding shares of our common stock are fully paid and non-assessable. Except as otherwise provided in our certificate of incorporation or in a board resolution, shares purchased, redeemed by, surrendered to or otherwise acquired by SYNNEX assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares.

Dividends

The holders of shares of our common stock are entitled to dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of SYNNEX preferred stock that may be issued in the future.

Voting Rights

The holders of shares of our common stock are entitled to one vote per share on any matter to be voted upon by SYNNEX stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors are elected by a plurality of the shares of common stock voting once a quorum is present.

Preemptive Rights

No holder of shares of our common stock has any preemptive right to subscribe for any shares of SYNNEX capital stock issued in the future.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that may be issued in the future.

Preferred Stock

Under our certificate of incorporation, our board of directors, without further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. Our board of directors may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The shares of preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of shares of common stock. The issuance of shares of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares.

Certain Anti-Takeover Provisions

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of SYNNEX, including the following:

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Supermajority Voting. Our certificate of incorporation requires the approval of the holders of at least 66 2/3% of our combined voting power to effect certain amendments to our certificate of incorporation. Our bylaws may be amended by either directors comprising 66 2/3% of the total number of authorized directors, or the holders of 66 2/3% of our voting stock.

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Authorized but Unissued or Undesignated Capital Stock. Our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to our board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control.

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Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that special meetings of SYNNEX stockholders may be called by the chairman of our board of directors or by a majority of our board of directors.

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No Stockholder Action by Written Consent. Our bylaws provide that an action required or permitted to be taken at any annual or special meeting of SYNNEX stockholders may only be taken at a duly called annual or special meeting of stockholders. This provision prevents SYNNEX stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by our board of directors.

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Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of SYNNEX stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our certificate of incorporation and bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the SYNNEX Secretary prior to the meeting. The notice must contain certain information specified in our bylaws.

Transfer Agent

Our transfer agent for the common stock is Computershare Inc.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “SNX.”

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